Exhibit 99

News Release

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota  55102

FOR IMMEDIATE RELEASE

Michael J. Monahan            (651) 293-2809

ECOLAB REPORTS THIRD QUARTER EPS INCREASE TO RECORD $0.46

EPS excluding discrete tax benefit and special arbitration charge +14% to $0.49

Full year forecast range improved to $1.65-$1.66

2007 THIRD QUARTER HIGHLIGHTS:

•                                Record diluted net income per share +7% to $0.46; excluding discrete tax benefit and special arbitration charge, +14% to $0.49

•                                Record sales, +11% to $1.4 billion

•                                Strong U.S., Asia Pacific and Latin America sales results propel growth

	Third Quarter and Nine Months Ended September 30
	(unaudited)
	Third Quarter		%	Nine Months		%
	2007	2006	change	2007	2006	change
(Millions, except per share)
Net Sales	$1,413.2	$1,278.8	11%	$4,029.8	$3,624.8	11%

Operating Income	171.6	181.4	-5%	493.0	466.0	6%

Pretax Income	158.8	170.1	-7%	455.1	433.4	5%
Taxes	44.8	59.8	-25%	141.3	152.0	-7%
Net Income	$114.0	$110.3	3%	$313.8	$281.4	12%

Diluted Net Income Per Share	$0.46	$0.43	7%	$1.25	$1.09	15%
Diluted Average Shares Outstanding	249.7	256.7	-3%	251.8	257.2	-2%

-more-

ST. PAUL, Minn., October 22, 2007:  Continued strong growth from its U.S., Asia Pacific and Latin America operations led Ecolab’s third quarter results to record levels for the period ended September 30, 2007.

Ecolab’s consolidated sales increased 11% to a record $1.4 billion in the third quarter of 2007; measured in fixed currencies, sales rose 7%. Net income increased 3% to a record $114 million, with record diluted earnings per share up 7% to $0.46.

Third quarter results included a discrete tax benefit and a charge for an arbitration settlement. Excluding these items, diluted earnings per share rose 14% to $0.49.

Commenting on the quarter, Douglas M. Baker, Jr., Ecolab’s Chairman, President and Chief Executive Officer said, “Results continue to be strong across our global business. We are enjoying solid results in our U.S. and Latin America regions, better sales trends in Asia Pacific and are underway with our plans to enhance our European business performance.

“We are on target to deliver 15%-16% earnings per share growth for the full year 2007. This performance would meet or beat our aggressive long term EPS growth objective of 15%, and do so at the same time we are making significant investments in sales execution, R&D, acquisitions, new business development, and productivity and efficiency growth drivers. These investments, along with our strengthened sales and service force and organization, are the key factors that we believe will enable us to develop the tremendous potential we see in the $47 billion global market that we serve and to deliver consistent above-average growth going forward. Ecolab is a company with rich opportunities for growth, and we are taking the right actions with the right people to realize them.”

Third quarter 2007 sales for Ecolab’s U.S. Cleaning & Sanitizing operations rose 8% to $604 million, led by Institutional, Food & Beverage, Kay and Healthcare gains. Ecolab’s U. S. Cleaning & Sanitizing operating income rose 13% to $111 million.

U.S. Other Services sales increased 10% to $119 million in the third quarter benefiting from good gains by Pest Elimination and double-digit sales growth by GCS. U.S. Other Services operating income grew 4% to $13 million.

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Sales of Ecolab’s International operations, when measured at fixed currency rates, rose 6% to $651 million in the third quarter led by double-digit sales gains in Latin America and improved growth in Asia Pacific. Fixed currency operating income rose 9% to $76 million. When measured at public currency rates, International sales increased 13% and operating income rose 16%. Currency translation had a favorable impact on net income growth of approximately $3 million for the third quarter of 2007.

Corporate expense includes investments in the development of business systems and investments we are making to optimize our business structure as part of our ongoing efforts to improve our efficiency and returns. It also includes a special charge for the previously disclosed $27 million, or approximately $0.07 per share, charge for an arbitration settlement related to two California class action lawsuits involving wage/hour claims affecting former and current Pest Elimination employees.

The reported income tax rate for the third quarter 2007 of 28.2% compared to a tax rate of 35.1% for the third quarter of 2006. Excluding an approximate $0.03 per share benefit from legislated corporate tax rate reductions in the United Kingdom and Germany which reduced our net deferred tax liability, and the tax rate impact from the arbitration charge, the adjusted effective income tax rate for the third quarter 2007 was 34.4%.

Ecolab reacquired 0.5 million shares of its common stock during the third quarter. The company reacquired 8.2 million shares in the first nine months of 2007.

Business Outlook

Ecolab expects sales for both domestic and international operations (in fixed currencies) to increase in the fourth quarter 2007 over the fourth quarter 2006. Gross margins are expected to be 50%-51%. Selling, general and administrative expenses as a ratio to sales are expected in the 39% range. Interest expense is expected to be about $15 million. The effective tax rate in the quarter is expected to be 34%-35%. Overall, currency translation is expected to benefit fourth quarter earnings. Diluted earnings per share are expected to be in the $0.39-$0.40 range in the fourth quarter of 2007; this forecast excludes special gains and charges, including a gain on the previously announced sale of a business in the UK that will be recorded in the fourth quarter. Diluted earnings per share were $0.34 for the fourth quarter of 2006.

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For the full year ending December 31, 2007, Ecolab expects diluted earnings per share in the $1.65-$1.66 range; this forecast excludes special gains and charges. Ecolab previously forecast full year earnings of $1.64-$1.66 per share, which also excluded special gains and charges. As previously disclosed, Ecolab expects the special arbitration charge will be effectively offset by discrete tax benefits recognized in the year and by the gain on the previously disclosed sale of a business.

The estimated effective tax rate in the quarter and full year forecasts do not reflect the impact of discrete events that, if and when they occur, are recognized in the appropriate period.

With sales of $5 billion and more than 13,000 sales-and-service associates, Ecolab Inc. (NYSE: ECL) is the global leader in cleaning, sanitizing, food safety and infection prevention products and services. Ecolab delivers comprehensive programs and services to the foodservice, food and beverage processing, healthcare, and hospitality markets in more than 160 countries. More news and information is available at www.ecolab.com.

Ecolab will host a live webcast to review the third quarter earnings announcement today at 1:00 p.m. Eastern Time. The webcast will be available to the public on Ecolab’s website at http://www.ecolab.com/investor. A replay of the webcast will be available at that site through November 2, 2007.

Listening to the webcast requires Internet access, the Windows Media Player, Real Player or other compatible streaming media player.

This news release contains various “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements concerning our 2007 fourth quarter and full year financial and business prospects, including business investments; estimated sales; gross margins; selling, general and administrative expenses; interest expense; discrete tax benefits and effective tax rates; currency translation; and diluted earnings per share. These statements, which represent Ecolab’s expectations or beliefs concerning various future events, are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from those of such Forward-Looking Statements. We caution that undue reliance should not be placed on Forward-Looking Statements, which speak only as of the date made.

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Risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K and include the vitality of the foodservice, hospitality, travel, health care and food processing industries; our ability to develop competitive advantages through technological innovations; restraints on pricing flexibility due to contractual obligations; pressure on operations from consolidation of customers or vendors; changes in oil or raw material prices or unavailability of adequate and reasonably priced raw materials or substitutes therefore; the effect of future acquisitions or divestitures or other corporate transactions; the costs and effects of complying with: (i) laws and regulations relating to the environment and to the manufacture, storage, distribution, sale and use of our products, (ii) changes in tax, fiscal, governmental and other regulatory policies and (iii) changes in accounting standards, including the impact of FIN 48, which could increase the volatility of our quarterly tax rate; economic factors such as the worldwide economy, interest rates and currency movements including, in particular, our exposure to foreign currency risk; the occurrence of (a) litigation or claims, such as antitrust, patent infringement and wage/hour lawsuits, (b) the loss or insolvency of a major customer or distributor, (c) war (including acts of terrorism or hostilities which impact our markets), (d) natural or manmade disasters, or (e) severe weather conditions or public health epidemics affecting the foodservice, hospitality and travel industries; our ability to attract and retain high caliber management talent; and other uncertainties or risks reported from time to time in our reports to the Securities and Exchange Commission.

Except as may be required under applicable law, we undertake no duty to update our Forward-Looking Statements.

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(ECL-E)

5

ECOLAB INC.

CONSOLIDATED STATEMENT OF INCOME

THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2007

(unaudited)

	Third Quarter		Nine Months
(millions, except per share)	2007	2006	2007	2006

Net Sales	$1,413.2	$1,278.8	$4,029.8	$3,624.8

Cost of Sales	690.1	625.5	1,975.3	1,786.0
Selling, General and Administrative Expenses	523.7	471.9	1,533.7	1,372.8
Special Charges	27.8		27.8

Operating Income	171.6	181.4	493.0	466.0

Interest Expense, Net	12.8	11.3	37.9	32.6

Income before Income Taxes	158.8	170.1	455.1	433.4

Provision for Income Taxes	44.8	59.8	141.3	152.0

Net Income	$114.0	$110.3	$313.8	$281.4

Diluted Net Income per Common Share	$0.46	$0.43	$1.25	$1.09

Weighted-Average Common Shares Outstanding
Basic	245.2	251.6	246.9	252.4
Diluted	249.7	256.7	251.8	257.2

ECOLAB INC.

OPERATING SEGMENT INFORMATION

THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2007

(unaudited)

	Third Quarter		Nine Months
(millions)	2007	2006	2007	2006

Net Sales
United States
Cleaning & Sanitizing	$604.5	$561.7	$1,762.0	$1,619.6
Other Services	119.3	108.3	335.1	306.5
Total	723.8	670.0	2,097.1	1,926.1
International	650.5	612.6	1,857.0	1,737.2
Effect of Foreign Currency Translation	38.9	(3.8)	75.7	(38.5)
Consolidated	$1,413.2	$1,278.8	$4,029.8	$3,624.8

Operating Income
United States
Cleaning & Sanitizing	$111.5	$99.0	$310.5	$264.6
Other Services	12.9	12.5	33.2	31.1
Total	124.4	111.5	343.7	295.7
International	75.6	69.6	180.5	173.5
Corporate	(34.2)		(40.7)
Effect of Foreign Currency Translation	5.8	0.3	9.5	(3.2)
Consolidated	$171.6	$181.4	$493.0	$466.0

Note: The Corporate segment includes an arbitration charge of $27.4 million recorded in the third quarter of 2007 as well as investments in the development of business systems and other business efficiency investments.

ECOLAB INC.

CONSOLIDATED BALANCE SHEET

(millions)	September 30 2007	December 31 2006	September 30 2006
	(unaudited)		(unaudited)

Assets
Current assets
Cash and cash equivalents	$106.8	$484.0	$54.2
Accounts receivable, net	969.4	867.6	866.2
Inventories	396.0	364.9	354.2
Deferred income taxes	71.0	86.9	65.1
Other current assets	61.8	50.2	66.6
Total current assets	1,605.0	1,853.6	1,406.3

Property, plant and equipment, net	1,019.8	951.6	921.8

Goodwill, net	1,086.3	1,035.9	1,022.1

Other intangible assets, net	229.7	223.8	222.8

Other assets	322.4	354.5	433.9

Total assets	$4,263.2	$4,419.4	$4,006.9

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$265.3	$509.0	$190.0
Accounts payable	316.0	330.9	310.6
Compensation and benefits	237.6	252.7	213.5
Income taxes	32.6	17.7	29.2
Other current liabilities	470.5	392.5	402.7
Total current liabilities	1,322.0	1,502.8	1,146.0

Long-term debt	569.9	557.1	542.9

Postretirement health care and pension benefits	441.2	420.2	342.1

Other liabilities	228.7	259.1	212.8

Shareholders’ equity	1,701.4	1,680.2	1,763.1

Total liabilities and shareholders’ equity	$4,263.2	$4,419.4	$4,006.9

Note: The September 30, 2006 balance sheet includes $47.0 million of capitalized software that has been reclassified from Other Assets to Property, Plant and Equipment to conform to the September 30, 2007 and December 31, 2006 presentation.

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below is provided to assist the reader’s understanding of the comparability of the company’s operations for 2007.  The company believes that pro forma net income from ongoing operations, a non-GAAP financial measure, is a useful basis to compare the company’s results against, because unusual items during 2007 impacted the company’s reported net income (see “pro forma adjustments” in table below).  The presentation below reconciles as reported net income (U.S. GAAP amounts) to pro forma net income from ongoing operations.  The pro forma information should not be construed as an alternative to reported results under U.S. GAAP.

(dollars)	First Quarter Ended March 31 2007	Second Quarter Ended June 30 2007	Six Months Ended June 30 2007	Third Quarter Ended Sept. 30 2007	Nine Months Ended Sept. 30 2007
Diluted net income per share, as reported (U.S. GAAP)	$0.35	$0.44	$0.79	$0.46	$1.25
Pro forma adjustments:
Special charges (1)	—	—	—	0.07	0.07
Tax benefits (2)	—	(0.02)	(0.02)	(0.03)	(0.06)
Pro forma diluted net income per share from ongoing operations	$0.35	$0.42	$0.77	$0.49	$1.26

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special charges in 2007 includes a $16.8 million arbitration charge, net of tax, and other non-recurring items, net of tax.

(2) Tax benefits include discrete tax audit settlements and international rate changes.